Exhibit 99.1

News Release

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
	763-354-1800	sbrumbaugh@padillaspeer.com

ARCTIC CAT EXPANDS BOARD OF DIRECTORS

Joseph Puishys and Stan Askren join company’s board;

Board elects Arctic Cat’s CEO Claude Jordan as chairman

MINNEAPOLIS, November 12, 2012 — Arctic Cat Inc. (NASDAQ: ACAT) announced today that Joseph Puishys and Stan Askren have joined the company’s board of directors. In addition, the board elected current chief executive officer Claude Jordan as the company’s board chair. Former chairman Christopher Twomey remains a director. Arctic Cat now has eight members on its board of directors, the majority of whom are independent.

Commented Jordan: “We are pleased to welcome Joe and Stan to Arctic Cat’s board. Both bring a wealth of experience in building exceptional manufacturing businesses. Their contributions will be invaluable, as we continue to pursue our growth strategies of technology and product innovation, and expansion into new markets, coupled with enhanced operational efficiency.”

Puishys was named Apogee Enterprises’ president, CEO and director in 2011. Apogee is a nearly $700 million manufacturer of value-added glass solutions for the commercial and framing markets. Puishys has 32 years of experience and a proven track record of success leading manufacturing businesses. Before joining Apogee, he served as president of Honeywell’s Environmental and Combustion Controls division, a $3 billion business. Prior to that, he led Honeywell Building Solutions, a global leader in the installation and service of integrated building solutions. Puishys also held leadership positions in companies that were eventually bought by Honeywell, including Bendix Friction Materials and Garrett Engine Boosting Systems, and served in numerous executive and financial positions across Honeywell’s businesses. Puishys is on the board of directors for the Killebrew-Thompson Memorial Foundation and is a member of the CEO Winsight Network. He received his master’s in business administration from Providence College and a bachelor’s degree in accounting and finance from Bryant University.

Askren has served as HNI Corporation’s chairman of the board and CEO since 2004. With nearly $2 billion in revenues, HNI is the second largest office furniture manufacturer in the world and is also the nation’s leading manufacturer and marketer of gas- and wood-burning fireplaces. Askren has been a director and president of HNI since 2003. Prior to joining HNI Corporation, Askren held management positions at Emerson Electric and Thomson, S.A. He earned an MBA from Washington University, a bachelor’s degree in business administration from University of Northern Iowa, and completed the Advanced Management Program at Harvard University. Askren is a director of Armstrong World Industries, Inc.

Commented Twomey: “On behalf of the board, I’d like to congratulate Claude on his new role. During his tenure as Arctic Cat’s president and CEO, Claude has led the company to multiple new product launches, entered new market segments and produced record profitability. We are confident in his ability to continue to profitably grow the company and enhance shareholder value.”

Jordan joined Arctic Cat as president and chief operating officer in 2008, and was elected to the company’s board of directors in August 2010. Jordan became Arctic Cat’s CEO in January 2011.

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

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